Exhibit 99.1

Contact:	L3 Technologies Corporate Communications 212-697-1111

For Immediate Release

L3 Signs Definitive Agreement to Sell Its Vertex Aerospace Business to
American Industrial Partners

NEW YORK, May 1, 2018 – L3 Technologies (NYSE:LLL) announced today that it has entered into a definitive agreement to sell its Vertex Aerospace business to American Industrial Partners for $540 million in cash. As part of the agreement, L3 will also sell its Crestview Aerospace and TCS business units, which are included in the Aerospace Systems business segment.

“We’re pleased with this divestiture process,” said Christopher E. Kubasik, L3’s Chief Executive Officer and President. “This is a strategic step toward optimizing L3’s portfolio. We will use the proceeds from the sale to invest in the continued growth of L3, consistent with our capital allocation strategy and plans.”

This transaction is anticipated to be completed in the summer of 2018, subject to customary closing conditions and regulatory approvals. The Vertex Aerospace results of operations were reported as discontinued operations beginning in the fourth quarter of 2017, and Crestview Aerospace and TCS were reported as assets held for sale in continuing operations. The company expects to record a gain on the sale of these businesses.

Vertex Aerospace provides aviation logistics services, supply chain management, and maintenance, repair and overhaul services. Crestview Aerospace provides select rotary aircraft component fabrication and assembly, and TCS provides select engineering services and logistics support. For the year ended December 31, 2017, Crestview Aerospace and TCS generated $115 million of net sales, which were included in the Aerospace Systems segment results.

Moelis & Company LLC served as the financial advisor to L3 in connection with the transaction. Simpson Thacher & Bartlett LLP served as legal advisor to L3.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

L3 Signs Definitive Agreement to Sell Its Vertex Aerospace Business to American Industrial Partners	Page 2

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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